Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Corporate Communications

Randy Burchfield; Senior Vice President

randy.burchfield@bxs.com or (662) 620-4136

Gordon Lewis to Retire from BancorpSouth at Year-End

Senior Executive Vice President to end 40-Year Financial Services Career

TUPELO, MS. – September 18, 2014 – BancorpSouth, Inc. (NYSE:BXS) has announced the retirement of BancorpSouth Senior Executive Vice President Gordon Lewis, effective December 12, 2014. Lewis currently reports to the Company’s President and Chief Operating Officer with senior management responsibilities for BancorpSouth’s Business Development Team.

Lewis joined BancorpSouth in conjunction with the merger of First United Bancshares into BancorpSouth in 2000 where he was the Regional Chairman responsible for First United’s banks in Texas and Louisiana. Lewis also served as Chairman, President and CEO of Fredonia State Bank in Nacogdoches, Texas as part of the First United Bancshares senior management team. During the merger and operational integration of BancorpSouth and First United, Lewis played a key role in the successful transition period.

Following the merger, Lewis continued to have senior management responsibilities for BancorpSouth’s Texas and Louisiana region. In 2008 he was promoted to Vice Chairman of the Company’s Community Bank Division, assuming management responsibilities for all BancorpSouth community bank locations throughout its eight-state footprint.

BancorpSouth Chairman and Chief Executive Officer Dan Rollins, commenting on Lewis’ pending retirement said, “We thank Gordon for his valued leadership and wise counsel to our team over the past fourteen years. Our Company has benefited tremendously from Gordon’s values, character and business acumen, and we owe him a great deal of gratitude.”

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Chris Bagley, BancorpSouth’s President and Chief Operating Officer added, “Gordon’s in-depth knowledge of our markets and his wise and steady counsel to our bankers have contributed significantly to our Company’s success over the past fourteen years.”

Gordon Lewis’ management responsibilities will be distributed among several BancorpSouth executives. Chris Bagley, President and Chief Operating Officer, will coordinate the transition of duties with James Threadgill, Senior Executive Vice President and Chief Business Development Officer. Day to day management responsibilities will be assumed by Greg Ray, Executive Vice President & Chief Banking Officer; and Tommy Darnell, Executive Vice President & Chief Sales Officer.

James Threadgill, a member of the Company’s seven person Executive Management Committee, will assume responsibility for all Business Development activity of the company including all product lines and business units. James reports directly to the President and Chief Operating Officer.

Greg Ray will assume the majority of Mr. Lewis’ day to day management responsibilities. In his position of Executive Vice President & Chief Banking Officer, Greg will lead the Company’s efforts to enhance product sales and improve customer service while standardizing processes to increase efficiency across the Company’s community bank locations.

Tommy Darnell will be relocating to Tupelo to assume his new role as Executive Vice President & Chief Sales Officer responsible for the Community Bank system’s retail and commercial loan, deposit and fee income production.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 300 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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